Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186656

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
SUPPLEMENT NO. 2 DATED SEPTEMBER 20, 2013
TO THE PROSPECTUS DATED AUGUST 26, 2013
This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated August 26, 2013 and Supplement No. 1 dated September 3, 2013. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe a cap on our general and administrative expenses that our advisor has stated it will implement for the three months ending December 31, 2013.
Cap on General and Administrative Expenses for the Three Months Ending December 31, 2013
The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Compensation” beginning on page 128 of the prospectus.
Our advisor has stated that it will implement an expense cap for the three months ending December 31, 2013, whereby it will fund all of our general and administrative expenses that are in excess of an amount calculated by multiplying our average NAV for the three months ending December 31, 2013 by an annualized rate of 1.25% (the “Excess G&A”). General and administrative expenses, as presented in our financial statements prepared in accordance with GAAP, include, but are not limited to, legal fees, audit fees, board of directors costs, professional fees, escrow and trustee fees, insurance, state franchise and income taxes and fees for unused amounts on our line of credit. At our advisor’s discretion, it may fund the Excess G&A through reimbursement to us or payment to third parties on our behalf, but in no event will we be liable to our advisor in future periods for such amounts paid or reimbursed.

INAV-SUP-02C